Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-268718 and 333-268718-01
Pricing Supplement Dated December 26, 2024 (To Prospectus dated December 30, 2022, Series A Prospectus Supplement dated December 30, 2022 and Product Supplement No. WF-1 dated March 8, 2023)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
$3,400,000 Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

■   Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index (each referred to as an “Underlying”)
■   Unlike ordinary debt securities, the Securities do not provide for fixed payments of interest, do not repay a fixed amount of principal on the Maturity Date and are subject to potential automatic call prior to the Maturity Date upon the terms described below. Whether the Securities pay a Contingent Coupon, whether the Securities are automatically called prior to the Maturity Date and, if they are not automatically called, whether you receive the principal amount of your Securities on the Maturity Date will depend, in each case, on the closing level of the Lowest Performing Underlying on the relevant Calculation Day. The Lowest Performing Underlying on any Calculation Day is the Underlying that has the lowest closing level on that Calculation Day as a percentage of its Starting Value
■   Contingent Coupon.  The Securities will pay a Contingent Coupon on a quarterly basis until the earlier of the Maturity Date or automatic call if, and only if, the closing level of the Lowest Performing Underlying on the Calculation Day for that quarter is greater than or equal to its Coupon Barrier. However, if the closing level of the Lowest Performing Underlying on a Calculation Day is less than its Coupon Barrier, you will not receive any Contingent Coupon for the relevant quarter. If the closing level of the Lowest Performing Underlying is less than its Coupon Barrier on every Calculation Day, you will not receive any Contingent Coupons throughout the entire term of the Securities. The Coupon Barrier for each Underlying is equal to 75% of its Starting Value. The Contingent Coupon Rate is 8.15% per annum
■   Automatic Call.  If the closing level of the Lowest Performing Underlying on any of the quarterly Calculation Days from June 2025 to September 2028, inclusive, is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus a final Contingent Coupon Payment
■   Potential Loss of Principal.  If the Securities are not automatically called prior to the Maturity Date, you will receive the principal amount on the Maturity Date if, and only if, the closing level of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Threshold Value.  If the closing level of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will lose more than 30%, and possibly all, of the principal amount of your Securities. The Threshold Value for each Underlying is equal to 70% of its Starting Value
■   If the Securities are not automatically called prior to the Maturity Date, you will have full downside exposure to the Lowest Performing Underlying from its Starting Value if its closing level on the Final Calculation Day is less than its Threshold Value, but you will not participate in any appreciation of any Underlying and will not receive any dividends on securities included in any Underlying
■   Your return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Calculation Day. You will not benefit in any way from the performance of the better performing Underlyings. Therefore, you will be adversely affected if any Underlying performs poorly, even if the other Underlyings perform favorably
■   All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities
■   Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is $966.10 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and “Structuring the Securities” on page PS-30 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$23.25	$976.75
Total	$3,400,000.00	$79,050.00	$3,320,950.00
(1)
Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2)
In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or its affiliates may pay a fee of up to $4.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Terms of the Securities
Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlyings:
The Dow Jones Industrial Average® (Bloomberg symbol: “INDU”), the Russell 2000® Index (Bloomberg symbol: “RTY”) and the Nasdaq-100® Technology Sector Index (Bloomberg symbol: “NDXT”), each a price return index.

Pricing Date:	December 26, 2024.
Issue Date:	December 31, 2024.
Maturity Date:
December 29, 2028, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.  The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Contingent Coupon Payment:
On each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the closing level of the Lowest Performing Underlying on the related Calculation Day is greater than or equal to its Coupon Barrier. Each “Contingent Coupon Payment,” if any, will be calculated per Security as follows: ($1,000 × Contingent Coupon Rate)/4. Any Contingent Coupon Payment will be rounded to the nearest cent, with one-half cent rounded upward.
If the closing level of the Lowest Performing Underlying on any Calculation Day is less than its Coupon Barrier, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the closing level of the Lowest Performing Underlying is less than its Coupon Barrier on all Calculation Days, you will not receive any Contingent Coupon Payments over the term of the Securities.

Contingent Coupon Payment Dates:
Quarterly, on the third business day following each Calculation Day (as each such Calculation Day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the Contingent Coupon Payment Date with respect to the Final Calculation Day will be the Maturity Date.

Contingent Coupon Rate:	The “Contingent Coupon Rate” is 8.15% per annum (equal to 2.0375% per quarter).
Automatic Call:
If the closing level of the Lowest Performing Underlying on any of the Calculation Days from June 2025 to September 2028, inclusive, is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus a final Contingent Coupon Payment. The Securities will not be subject to automatic call until the second Calculation Day, which is approximately six months after the issue date.
If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Calculation Days:
Quarterly, on the 26th day of each March, June, September and December, commencing March 2025 and ending September 2028, and the Final Calculation Day, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to December 26, 2028 as the “Final Calculation Day.”

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Call Settlement Date:	Three business days after the applicable Calculation Day (as each such Calculation Day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Maturity Payment Amount:
If the Securities are not automatically called prior to the Maturity Date, you will be entitled to receive on the Maturity Date a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount (in addition to the final Contingent Coupon Payment, if any). The “Maturity Payment Amount” per Security will equal:
•   if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Threshold Value:
         $1,000; or
•   if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:

$1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day
If the Securities are not automatically called prior to the Maturity Date and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will lose more than 30%, and possibly all, of the principal amount of your Securities on the Maturity Date.
Any return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying, but you will have full downside exposure to decreases in the value of the Lowest Performing Underlying on the Final Calculation Day if the Ending Value of that Underlying is less than its Threshold Value.

Lowest Performing Underlying:	For any Calculation Day, the “Lowest Performing Underlying” will be the Underlying with the lowest Performance Factor on that Calculation Day.
Performance Factor:	With respect to an Underlying on any Calculation Day, its closing level on such Calculation Day divided by its Starting Value (expressed as a percentage).
Closing Level:
With respect to each Underlying, closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.

Starting Value:
With respect to the Dow Jones Industrial Average®: 43,325.80, its closing level on the Pricing Date.
With respect to the Russell 2000® Index: 2,280.193, its closing level on the Pricing Date.
With respect to the Nasdaq-100® Technology Sector Index: 10,661.48, its closing level on the Pricing Date.

Ending Value:	With respect to each Underlying, its closing level on the Final Calculation Day.
Coupon Barrier:
With respect to the Dow Jones Industrial Average®: 32,494.35, which is equal to 75% of its Starting Value.
With respect to the Russell 2000® Index: 1,710.14475, which is equal to 75% of its Starting Value.
With respect to the Nasdaq-100® Technology Sector Index: 7,996.11, which is equal to 75% of its Starting Value.

Threshold Value:
With respect to the Dow Jones Industrial Average®: 30,328.06, which is equal to 70% of its Starting Value.
With respect to the Russell 2000® Index: 1,596.1351, which is equal to 70% of its Starting Value.
With respect to the Nasdaq-100® Technology Sector Index: 7,463.036, which is equal to 70% of its Starting Value.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Market Disruption Events and Postponement Provisions:
Each Calculation Day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Calculation Days and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Contingent Coupon Payment Date, each Call Settlement Date and the Maturity Date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:
BofAS and Wells Fargo Securities, LLC (“WFS”).
Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $23.25 per Security. WFS will provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.
In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $4.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the four-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this four-month period. If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09711FWL7

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:
•	Product Supplement No. WF-1 dated March 8, 2023:
https://www.sec.gov/Archives/edgar/data/1682472/000119312523064044/d451936d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Investor Considerations
The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:
▪   seek an investment with Contingent Coupon Payments at a rate of 8.15% per annum until the earlier of the Maturity Date or automatic call, if, and only if, the closing level of the Lowest Performing Underlying on the applicable Calculation Day is greater than or equal to 75% of its Starting Value;
▪   understand that if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day has declined by more than 30% from its Starting Value, they will be fully exposed to the decline in the Lowest Performing Underlying from its Starting Value and will lose more than 30%, and possibly all, of the principal amount of their Securities at maturity;
▪   are willing to accept the risk that they may receive few or no Contingent Coupon Payments over the term of the Securities;
▪   understand that the Securities may be automatically called prior to the Maturity Date and that the term of the Securities may be as short as approximately six months;
▪   understand that the return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Calculation Day and that they will not benefit in any way from the performance of the better performing Underlyings;
▪   understand that the Securities are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of each Underlying;
▪   understand and are willing to accept the full downside risks of each Underlying;
▪   are willing to forgo participation in any appreciation of any Underlying and dividends on securities included in the Underlyings; and
▪   are willing to hold the Securities until maturity.
The Securities may not be an appropriate investment for investors who:
▪   seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
▪   require full payment of the principal amount of the Securities at maturity;
▪   seek a security with a fixed term;
▪   are unwilling to purchase Securities with an estimated value as of the Pricing Date that is lower than the public offering price set forth on the cover page of this pricing supplement;
▪   are unwilling to accept the risk that the closing level of the Lowest Performing Underlying on the Final Calculation Day may decline by more than 30% from its Starting Value;
▪   seek certainty of current income over the term of the Securities;
▪   seek exposure to the upside performance of any or each Underlying;
▪   seek exposure to a basket composed of each Underlying or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Lowest Performing Underlying;
▪   are unwilling to accept the risk of exposure to the Underlyings;
▪   are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlyings generally, or to obtain exposure to the Underlyings that the Securities provide specifically; or
▪   prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlyings, please see the sections titled “The Dow Jones Industrial Average®,” “The Russell 2000® Index” and “The Nasdaq-100® Technology Sector Index” below.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Determining Payment On A Contingent Coupon Payment Date and at Maturity
If the Securities have not been previously automatically called, on each Contingent Coupon Payment Date, either you will receive a Contingent Coupon Payment or you will not receive a Contingent Coupon Payment, depending on the closing level of the Lowest Performing Underlying on the related Calculation Day.
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day. The Lowest Performing Underlying on any Calculation Day is the Underlying with the lowest Performance Factor on that Calculation Day. The Performance Factor of an Underlying on a Calculation Day is its closing level on that Calculation Day as a percentage of its Starting Value (i.e., its closing level on that Calculation Day divided by its Starting Value).
Step 2: Determine whether a Contingent Coupon is paid on the applicable Contingent Coupon Payment Date based on the closing level of the Lowest Performing Underlying on the relevant Calculation Day, as follows:
If the Securities have not been automatically called prior to the Maturity Date, then at maturity you will receive (in addition to the final Contingent Coupon Payment, if otherwise payable) a cash payment per Security (the Maturity Payment Amount) calculated as follows:
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day. The Lowest Performing Underlying on the Final Calculation Day is the Underlying with the lowest Performance Factor on the Final Calculation Day. The Performance Factor of an Underlying on the Final Calculation Day is its Ending Value as a percentage of its Starting Value (i.e., its Ending Value divided by its Starting Value).
Step 2: Calculate the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying, as follows:

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Hypothetical Payout Profile
The following profile illustrates the potential Maturity Payment Amount on the Securities (excluding the final Contingent Coupon Payment, if any) for a range of hypothetical performances of the Lowest Performing Underlying on the Final Calculation Day from its Starting Value to its Ending Value, assuming the Securities have not been automatically called prior to the Maturity Date. As this profile illustrates, in no event will you have a positive rate of return based solely on the Maturity Payment Amount received at maturity; any positive return will be based solely on the Contingent Coupon Payments, if any, received during the term of the Securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value of the Lowest Performing Underlying on the Final Calculation Day and whether you hold your Securities to the Maturity Date.  The performance of the better performing Underlyings is not relevant to your return on the Securities.

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
30% contingent
downside protection
Return of Lowest Performing
Underlying at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Security Return
Hypothetical Return of Lowest Performing Underlying

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Selected Risk Considerations
The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
Structure-related Risks
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity you will lose 1% of the principal amount for each 1% that the Ending Value of the Lowest Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Securities.
Your return on the Securities is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Securities. Your return on the Securities is limited to the Contingent Coupon Payments paid over the term of the Securities, regardless of the extent to which the closing level of any Underlying on any Calculation Day or the Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an automatic call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the closing level of any Underlying on any Calculation Day exceeds its Starting Value. In contrast, a direct investment in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.
The Securities are subject to a potential automatic call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Securities. The Securities are subject to a potential automatic call. Beginning in June 2025, the Securities will be automatically called if, on any Calculation Day prior to the Final Calculation Day, the closing level of the Lowest Performing Underlying is greater than or equal to its Starting Value. If the Securities are automatically called prior to the Maturity Date, you will be entitled to receive the principal amount and the Contingent Coupon Payment with respect to the applicable Calculation Day, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the automatic call. If the Securities are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.
You may not receive any Contingent Coupon Payments. The Securities do not provide for any regular fixed coupon payments. Investors in the Securities will not necessarily receive any Contingent Coupon Payments on the Securities. If the closing level of the Lowest Performing Underlying on a Calculation Day is less than its Coupon Barrier, you will not receive the Contingent Coupon Payment applicable to that Calculation Day. If the closing level of the Lowest Performing Underlying is less than its Coupon Barrier on all the Calculation Days during the term of the Securities, you will not receive any Contingent Coupon Payments during the term of the Securities, and will not receive a positive return on the Securities.
Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing level of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Securities are linked to the lowest performing of the Underlyings, and a change in the level of one Underlying may not correlate with changes in the level of the other Underlying(s). The Securities are not linked to a basket composed of the Underlyings, where the depreciation in the level of one Underlying could be offset to some extent by the appreciation in the level of the other Underlying(s). In the case of the Securities, the individual performance of each Underlying would not be combined, and the depreciation in the level of one Underlying would not be offset by any appreciation in the level of the other Underlying(s). Even if the closing level of an Underlying is at or above its Coupon Barrier on a Calculation Day, you will not receive the Contingent Coupon Payment with respect to that Calculation Day if the closing level of another Underlying is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a portion of your principal if the Ending Value of the Lowest Performing Underlying is below its Threshold Value.
Higher Contingent Coupon Rates are associated with greater risk. The Securities offer Contingent Coupon Payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential Contingent Coupon Payments are associated with greater levels of expected risk as of the Pricing Date as compared to conventional debt securities, including the risk that you may not receive a Contingent Coupon Payment on one or more, or any, Contingent Coupon Payment Dates and the risk that you may lose a substantial portion, and possibly all, of the principal amount per Security at maturity. The volatility of the Underlyings and the correlation among the Underlyings are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the level of an Underlying, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the levels of the Underlyings tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underlyings or lower expected correlation among the Underlyings as of the Pricing Date may result in a higher Contingent Coupon Rate, but it also represents a greater expected likelihood as of the Pricing Date that the

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

closing level of at least one Underlying will be less than its Coupon Barrier on one or more Calculation Days, such that you will not receive one or more, or any, Contingent Coupon Payments during the term of the Securities, and that the closing level of at least one Underlying will be less than its Threshold Value on the Final Calculation Day such that you will lose a substantial portion, and possibly all, of the principal amount per Security at maturity. In general, the higher the Contingent Coupon Rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, Contingent Coupon Payments during the term of the Securities and that you will lose a substantial portion, and possibly all, of the principal amount per Security at maturity.
Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Securities, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.
The Contingent Coupon Payment, payment upon automatic call or Maturity Payment Amount, as applicable, will not reflect the levels of the Underlyings other than on the Calculation Days. The levels of the Underlyings during the term of the Securities other than on the Calculation Days will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Securities, as the performance of the Underlyings may influence the market value of the Securities. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the payment upon an automatic call or the Maturity Payment Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the closing level on the applicable Calculation Day or the Ending Value for each Underlying. No other levels of the Underlyings will be taken into account. As a result, if the Securities are not automatically called prior to maturity, and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the level of each Underlying was always above its Threshold Value prior to the Final Calculation Day.
A Contingent Coupon Payment Date, a Call Settlement Date and the Maturity Date may be postponed if a Calculation Day is postponed. A Calculation Day (including the Final Calculation Day) with respect to an Underlying will be postponed if the applicable originally scheduled Calculation Day is not a trading day with respect to any Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying on that Calculation Day. If such a postponement occurs with respect to an Calculation Day other than the Final Calculation Day, then the related Contingent Coupon Payment Date or Call Settlement Date, as applicable, will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the last Final Calculation Day as postponed.
Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Securities. The Securities are our senior unsecured debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment upon an automatic call or the Maturity Payment Amount at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable Contingent Coupon Payment Date, Call Settlement Date or the Maturity Date, regardless of the closing level of the Lowest Performing Underlying as compared to its Starting Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities. However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the levels of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.
Valuation- and Market-related Risks
The public offering price you are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.
We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.
The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: value of the Underlyings at such time; volatility of the Underlyings; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.
Conflict-related Risks
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell the securities held by or included in the Underlyings, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Underlyings, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the levels of the Underlyings in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may have affected the levels of the Underlyings. Consequently, the levels of the Underlyings may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.
We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged in hedging activities that could have affected the levels of the Underlyings on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities and may hold or resell the Securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the levels of the Underlyings, the market value of your Securities prior to maturity or the amounts payable on the Securities.
If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Underlying-related Risks
Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
●	Changes that affect the Indices may adversely affect the value of the Securities and any payments on the Securities.
●	We and our affiliates have no affiliation with any index sponsor and have not independently verified their public disclosure of information.
An investment in the Securities is subject to risks associated with investing in non-U.S. companies. Some of the stocks included in the NDXT are issued by companies incorporated outside of the United States. The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
Adverse conditions in the technology sector may reduce your return on the Securities. All of the stocks included in the NDXT are issued by companies in the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the NDXT’s investments. The prices of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. Any of these factors may have an adverse effect on the return on the Securities. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
The stocks included in the NDXT are concentrated in one sector. The NDXT includes securities issued by companies in the technology sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the securities included in the NDXT, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
The Securities are subject to risks associated with small-size capitalization companies.  The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
Tax-related Risks
The U.S. federal income tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Hypothetical Returns
If the Securities are automatically called:
If the Securities are automatically called prior to the Maturity Date, you will receive the principal amount of your Securities plus a final Contingent Coupon Payment on the applicable Call Settlement Date. In the event the Securities are automatically called, your total return on the Securities will equal any Contingent Coupon Payments received prior to the Call Settlement Date and the Contingent Coupon Payment received on the Call Settlement Date.
If the Securities are not automatically called:
If the Securities are not automatically called prior to the Maturity Date, the following table illustrates, for a range of hypothetical Performance Factors of the Lowest Performing Underlying on the Final Calculation Day, the hypothetical Maturity Payment Amount payable at maturity per Security (excluding the final Contingent Coupon Payment, if any).  The Performance Factor of the Lowest Performing Underlying on the Final Calculation Day is its Ending Value expressed as a percentage of its Starting Value (i.e., its Ending Value divided by its Starting Value).

Hypothetical Performance Factor of Lowest Performing Underlying on Final Calculation Day	Hypothetical Maturity Payment Amount per Security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
69.00%	$690.00
60.00%	$600.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00
The above figures do not take into account Contingent Coupon Payments, if any, received during the term of the Securities. As evidenced above, in no event will you have a positive rate of return based solely on the Maturity Payment Amount received at maturity; any positive return will be based solely on the Contingent Coupon Payments, if any, received during the term of the Securities.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the Securities are not automatically called prior to the Maturity Date, the actual amount you will receive on the Maturity Date will depend on the actual Ending Value of the Lowest Performing Underlying on the Final Calculation Day. The performance of the better performing Underlyings is not relevant to your return on the Securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Hypothetical Contingent Coupon Payments
Set forth below are examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called, if applicable, on a Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific Contingent Coupon Payment Date. The following examples assume that the Securities are subject to automatic call on the applicable Calculation Day. The Securities will not be subject to automatic call until the second Calculation Day, which is approximately six months after the issue date. The following examples reflect the Contingent Coupon Rate of 8.15% per annum and assume the hypothetical Starting Value, Coupon Barrier and closing level for each Underlying indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual Starting Value or Coupon Barrier. The hypothetical Starting Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value for any Underlying. The actual Starting Value and Coupon Barrier for each Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlyings, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The closing level of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Coupon Barrier and less than its Starting Value. As a result, investors receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.
	Dow Jones Industrial Average®	Russell 2000® Index	Nasdaq-100® Technology Sector Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical closing level on relevant Calculation Day:	90.00	95.00	80.00
Hypothetical Coupon Barrier:	75.00	75.00	75.00
Performance Factor (closing level on Calculation Day divided by Starting Value):	90.00%	95.00%	80.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day.
In this example, the Nasdaq-100® Technology Sector Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the relevant Calculation Day.
Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called on the applicable Contingent Coupon Payment Date.
Since the hypothetical closing level of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Coupon Barrier, but less than its Starting Value, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities would not be automatically called.  The Contingent Coupon Payment would be equal to $20.38 per Security, determined as follows: (i) $1,000 multiplied by 8.15% per annum divided by (ii) 4, rounded to the nearest cent.
Example 2. The closing level of the Lowest Performing Underlying on the relevant Calculation Day is less than its Coupon Barrier and its Starting Value. As a result, investors do not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.
	Dow Jones Industrial Average®	Russell 2000® Index	Nasdaq-100® Technology Sector Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical closing level on relevant Calculation Day:	74.00	125.00	105.00
Hypothetical Coupon Barrier:	75.00	75.00	75.00
Performance Factor (closing level on Calculation Day divided by Starting Value):	74.00%	125.00%	105.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day.
In this example, the Dow Jones Industrial Average® has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the relevant Calculation Day.
Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called on the applicable Contingent Coupon Payment Date.
Since the hypothetical closing level of the Lowest Performing Underlying on the relevant Calculation Day is less than its Coupon Barrier, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date.  In addition, because the hypothetical closing level of the Lowest Performing Underlying also is less than its Starting Value, the Securities would not be automatically called, even though the closing levels of the better performing Underlyings on the relevant Calculation Day are greater than their respective Starting Values. As this example illustrates, whether you receive a Contingent Coupon Payment

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

and whether the Securities are automatically called on a Contingent Coupon Payment Date will depend solely on the closing level of the Lowest Performing Underlying on the relevant Calculation Day. The performance of the better performing Underlyings is not relevant to your return on the Securities.
Example 3. The closing level of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Starting Value. As a result, the Securities are automatically called on the applicable Contingent Coupon Payment Date for the principal amount plus a final Contingent Coupon Payment.
	Dow Jones Industrial Average®	Russell 2000® Index	Nasdaq-100® Technology Sector Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical closing level on relevant Calculation Day:	115.00	105.00	130.00
Hypothetical Coupon Barrier:	75.00	75.00	75.00
Performance Factor (closing level on Calculation Day divided by Starting Value):	115.00%	105.00%	130.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the relevant Calculation Day.
In this example, the Russell 2000® Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the relevant Calculation Day.
Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called on the applicable Contingent Coupon Payment Date.
Since the hypothetical closing level of the Lowest Performing Underlying on the relevant Calculation Day is greater than or equal to its Starting Value, the Securities would be automatically called and you would receive the principal amount plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Settlement Date. On the Call Settlement Date, you would receive $1,020.38 per Security.
You will not receive any further payments after the Call Settlement Date.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Hypothetical Payment at the Maturity Date
Set forth below are examples of calculations of the Maturity Payment Amount payable on the Maturity Date, assuming that the Securities have not been automatically called prior to the Maturity Date and assuming the hypothetical Starting Value, Coupon Barrier, Threshold Value and Ending Value for each Underlying indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual Starting Value, Coupon Barrier or Threshold Value. The hypothetical Starting Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value for any Underlying. The actual Starting Value, Coupon Barrier and Threshold Value for each Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlyings, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Starting Value, the Maturity Payment Amount is equal to the principal amount of your Securities at maturity and you receive a final Contingent Coupon Payment:
	Dow Jones Industrial Average®	Russell 2000® Index	Nasdaq-100® Technology Sector Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical Ending Value:	145.00	135.00	125.00
Hypothetical Coupon Barrier:	75.00	75.00	75.00
Hypothetical Threshold Value:	70.00	70.00	70.00
Performance Factor (Ending Value divided by Starting Value):	145.00%	135.00%	125.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the Nasdaq-100® Technology Sector Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its hypothetical Threshold Value, the Maturity Payment Amount would equal the principal amount. Although the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is significantly greater than its hypothetical Starting Value in this scenario, the Maturity Payment Amount will not exceed the principal amount.
In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security. In addition, because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Coupon Barrier, you would receive a final Contingent Coupon Payment on the Maturity Date.
Example 2. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but greater than its Threshold Value and its Coupon Barrier, the Maturity Payment Amount is equal to the principal amount of your Securities at maturity and you receive a final Contingent Coupon Payment:
	Dow Jones Industrial Average®	Russell 2000® Index	Nasdaq-100® Technology Sector Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical Ending Value:	80.00	115.00	110.00
Hypothetical Coupon Barrier:	75.00	75.00	75.00
Hypothetical Threshold Value:	70.00	70.00	70.00
Performance Factor (Ending Value divided by Starting Value):	80.00%	115.00%	110.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the Dow Jones Industrial Average® has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying is less than its hypothetical Starting Value, but not by more than 30%, you would be repaid the principal amount of your Securities at maturity.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security. In addition, because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Coupon Barrier, you would receive a final Contingent Coupon Payment on the Maturity Date.
Example 3. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value and its Coupon Barrier but greater than its Threshold Value, the Maturity Payment Amount is equal to the principal amount of your Securities at maturity, but you do not receive a final Contingent Coupon Payment:
	Dow Jones Industrial Average®	Russell 2000® Index	Nasdaq-100® Technology Sector Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical Ending Value:	72.00	115.00	110.00
Hypothetical Coupon Barrier:	75.00	75.00	75.00
Hypothetical Threshold Value:	70.00	70.00	70.00
Performance Factor (Ending Value divided by Starting Value):	72.00%	115.00%	110.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the Dow Jones Industrial Average® has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying is less than its hypothetical Starting Value, but not by more than 30%, you would be repaid the principal amount of your Securities at maturity.
In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security. However, because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Coupon Barrier, you would not receive a final Contingent Coupon Payment on the Maturity Date.
Example 4. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value and its Coupon Barrier, the Maturity Payment Amount is less than the principal amount of your Securities at maturity and you do not receive a final Contingent Coupon Payment:
	Dow Jones Industrial Average®	Russell 2000® Index	Nasdaq-100® Technology Sector Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical Ending Value:	120.00	45.00	90.00
Hypothetical Coupon Barrier:	75.00	75.00	75.00
Hypothetical Threshold Value:	70.00	70.00	70.00
Performance Factor (Ending Value divided by Starting Value):	120.00%	45.00%	90.00%
Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.
In this example, the Russell 2000® Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.
Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.
Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value by more than 30%, you would lose a portion of the principal amount of your Securities and receive the Maturity Payment Amount equal to $450.00 per Security, calculated as follows:
   = $1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day
   = $1,000 × 45.00%
   = $450.00

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $450.00 per Security. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Coupon Barrier, you would not receive a final Contingent Coupon Payment on the Maturity Date.
These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Lowest Performing Underlying if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, even if the Ending Values of the other Underlyings have appreciated or have not declined below their respective Threshold Values.
To the extent that the Starting Value, Coupon Barrier, Threshold Value and Ending Value of the Lowest Performing Underlying differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of Nasdaq, Inc., the sponsor of the NDXT, S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the INDU, and FTSE Russell, the sponsor of the RTY. We refer to Nasdaq, Inc., SPDJI and FTSE Russell as the “Underlying Sponsors”. The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “General Terms of the Securities — Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The Dow Jones Industrial Average®
Unless otherwise stated, all information on the INDU provided in this pricing supplement is derived from Dow Jones Indexes, the marketing name and a licensed trademark of SPDJI. The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.
The INDU is maintained by an Averages Committee comprised of three representatives of SPDJI and two representatives of The Wall Street Journal (the “WSJ”). Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.
Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and The Nasdaq Stock Market.
The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to include 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis. The INDU includes companies from nine main groups: Basic Materials; Consumer Goods; Consumer Services; Financials; Healthcare; Industrials; Oil & Gas; Technology; and Telecommunications.
Computation of the INDU
The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Historical Information
The following graph sets forth the daily historical performance of the INDU in the period from January 2, 2019 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal crimson line in the graph represents the INDU’s Coupon Barrier of 32,494.35, which is 75% of the INDU’s Starting Value of 43,325.80. The horizontal gray line in the graph represents the INDU’s Threshold Value of 30,328.06, which is 70% of the INDU’s Starting Value.
This historical data on the INDU is not necessarily indicative of the future performance of the INDU or what the value of the Securities may be. Any historical upward or downward trend in the level of the INDU during any period set forth above is not an indication that the level of the INDU is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the levels of the INDU.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “Dow Jones Industrial Average®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.
The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the INDU to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Securities. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Securities into consideration in determining, composing or calculating the INDU. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the INDU.  It is possible that this trading activity will affect the value of the Securities.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

The Russell 2000® Index
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Securities.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Historical Information
The following graph sets forth the daily historical performance of the RTY in the period from January 2, 2019 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal crimson line in the graph represents the RTY’s Coupon Barrier of 1,710.14475, which is 75% of the RTY’s Starting Value of 2,280.193. The horizontal gray line in the graph represents the RTY’s Threshold Value of 1,596.1351, which is 70% of the RTY’s Starting Value.
This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Securities may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the levels of the RTY.
License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Securities.
FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Securities. The license agreement provides that the following language must be stated in this pricing supplement:
The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Securities. FTSE Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

The Nasdaq-100® Technology Sector Index
The NDXT is intended to measure the performance of the technology companies in the Nasdaq-100® Index (“NDX”). The NDX  is designed to measure the performance of the 100 largest domestic and international non-financial securities listed on The Nasdaq Stock Market ("NASDAQ") based on market capitalization. Each issuer of a stock in the NDXT is classified as a Technology company according to the Industry Classification Benchmark (“ICB”).
The NDXT began trading on February 22, 2006 at a base value of 1,000.00. The NDXT is calculated and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”). In administering the NDXT, Nasdaq OMX will exercise reasonable discretion as it deems appropriate.
Security Eligibility Criteria and Selection
In order to be eligible for the NDXT, a security must be included in the NDX. A company must be classified as a Technology company (any company classified under the Technology Industry) according to the ICB.
All securities that meet the security eligibility criteria are included in the NDXT.
Constituent Weighting
The NDXT is an equal-weighted index. The NDXT is rebalanced quarterly such that all issuers within the NDXT have an equal index market value. The NDXT follows the same reconstitution and rebalance schedule as the NDX. For issuers represented by multiple securities, the index market values are equally apportioned across their respective index securities. Index shares are calculated by dividing each index security's resulting index market value by its last sale price.
NDXT Index Calculation
The value of the NDXT equals the NDXT market value divided by the NDXT divisor. The overall NDXT market value is the aggregate of each NDXT stock’s market value, adjusted by the NDXT stock’s equal-weighting factor used to assign an equal weight at the previous rebalancing, as may be adjusted for any corporate actions. A NDXT stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. In other words, the value of the NDXT is equal to (i) the sum of the products of (a) the index shares of each of the NDXT stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any) multiplied by (c) such stock’s equal weighting factor, divided by (ii) the divisor of the NDXT.
The price return NDXT divisor is calculated as the ratio of (i) the start of day market value of the NDXT divided by (ii) the previous day NDXT value.
If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where NASDAQ is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.
NDXT Maintenance
Deletion Policy
If a component of the NDXT is removed from the NDX for any reason, it is also removed from the NDXT at the same time.
Replacement Policy
When a component of the NDX that is classified as Technology according to ICB is removed from the NDX, it is also removed from the NDXT. As such, if the replacement company being added to the NDX is classified as Technology according to ICB, it is added to the NDXT and will assume the weight of the removed company on the index effective date.
When a component of the NDX that is not classified as Technology according to ICB is removed and the replacement company being added to the NDX is classified as Technology according to ICB, the replacement company is considered for addition to the NDXT at the next quarterly rebalance.
When a component of the NDX that is classified as Technology according to ICB is removed from the NDX and the replacement company being added to the NDX is not classified as Technology according to ICB, the company is removed from the NDXT and the divisor of the NDXT is adjusted to ensure index continuity.
Additions Policy
If a security is added to the NDX for any reason, it may be added to the NDXT at the same time.
Corporate Actions
In the interim periods between scheduled index reconstitution and rebalance events, individual Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the index.
In certain cases, corporate actions and events are handled according to the weighting scheme or other index construction techniques employed. Wherever alternate methods are described, the index will follow the “Non-Market Cap Corporate Action Method.”

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Index Share Adjustments
Other than as a direct result of corporate actions, the NDXT does not normally experience share adjustments between scheduled index rebalance and reconstitution events.
The Nasdaq-100® Index
The NDX is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on NASDAQ based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.
The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.
Underlying Stock Eligibility Criteria
NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on NASDAQ and meet the following criteria:
●
the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

●	the security must be of a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
●
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

●	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;
●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
●
the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:
●	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
●	the security must be of a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
●
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

●
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Computation of the NDX
The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:
The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.
NDX Maintenance
Changes to NDX Constituents
Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.
Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.
Quarterly NDX Rebalancing
The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all  such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security’s relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.
In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security’s relative ranking among the small securities such that, once again, the smaller the security in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Adjustments for Corporate Actions
Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security’s total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.
Historical Information
The following graph sets forth the daily historical performance of the NDXT in the period from January 2, 2019 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal crimson line in the graph represents the NDXT’s Coupon Barrier of 7,996.11, which is 75% of the NDXT’s Starting Value of 10,661.48. The horizontal gray line in the graph represents the NDXT’s Threshold Value of 7,463.036, which is 70% of the NDXT’s Starting Value.
This historical data on the NDXT is not necessarily indicative of the future performance of the NDXT or what the value of the Securities may be. Any historical upward or downward trend in the level of the NDXT during any period set forth above is not an indication that the level of the NDXT is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the levels of the NDXT.
License Agreement
The Securities are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc., with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the NDXT to track general stock market performance. The Corporations’ only relationship to our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Licensee”) is in the licensing of the NASDAQ®, OMX®, NASDAQ OMX®, and NDXT registered trademarks, and certain trade names of the Corporations or their licensor and the use of the NDXT which is determined, composed and calculated by Nasdaq, Inc. without regard to Licensee or the Securities. Nasdaq, Inc. has no obligation to take the needs of the Licensee

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

or the owners of the Securities into consideration in determining, composing or calculating the NDXT. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDXT OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDXT OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDXT OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Redemption Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlyings. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.
The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement.
In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Selected Risk Considerations” beginning on page PS-9 above and “Use of Proceeds” on page 17 of the accompanying prospectus.
Validity of the Securities
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Securities (the “Master Note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Securities have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Securities and the related guarantee, such Securities will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Securities and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Securities and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due December 29, 2028

U.S. Federal Income Tax Summary
You should consider the U.S. federal income tax consequences of an investment in the Securities, including the following:
•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.
•
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•
Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 71 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
•
We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

•
We intend to treat any Contingent Coupon Payment made to Non-U.S. Holders (as defined on page 71 of the accompanying prospectus) as generally subject to withholding at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

•
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.